CITRIN COOPERMAN
Attest & Assurance | Tax Compliance & Research | Specialty & Consulting

September 28, 2012

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of AI Document Services, Inc.'s Form 8-K dated September 17, 2012, and have the following comments:

1. We agree with the statements made in Item 4.01 (a) in the Form 8-K dated September17, 2012.

2. We have no basis on which to agree or disagree with the statements made in Item 4.01 (b) in the Form 8-K dated September 17, 2012.

Yours truly,

/s/ Citrin Cooperman & Company, LLP

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